Exhibit 99.1

Informa TechTarget

August 6, 2026

Informa TechTarget Reports Second Quarter 2026 Results

Continued Strategic Progress in Q2 2026

2026 Growth Guidance Reiterated

Newton, MA, August 6, 2026 – TechTarget, Inc. (Nasdaq: TTGT), (“Informa TechTarget” or the “Company”), an indispensable partner for B2B intelligence, media and marketing solutions, today reports financial results for the second quarter ended June 30, 2026.

Gary Nugent, Chief Executive Officer, Informa TechTarget, said:

“We remain focused on our growth initiatives and are committed to delivering year-over-year growth in 2026. While customer spending reflects a challenging market backdrop, the fundamentals of our business continue to strengthen. Our opportunity pipeline is expanding significantly as we focus our go-to-market efforts on our largest customers and our highest growth markets.”

He added: “As we move through the second half our focus is on converting this growing pipeline, further enhancing our product portfolio, and driving profitable growth through the operating leverage inherent in our business model.”

Business Highlights

•
Financial Performance: Broadly flat year-over-year revenues in the first half of 2026, reflecting continuing delivery of our strategy in a subdued market. Within this, Q2 2026 revenue was $116.1 million (Q2 2025: $119.9 million), down 3.2% year-over-year, and with a net loss of $21.7 million (net loss margin 18.7%) reduced from $398.7 million in Q2 2025 (net loss margin 332.4%);
•
Adjusted EBITDA margin stable: Q2 2026 Adjusted EBITDA(1) of $15.1 million (Q2 2025: $17.3 million), up from $7.4 million in Q1 2026, delivering an Adjusted EBITDA margin(1) of 13.0% (Q2 2025: 14.4%). First half Adjusted EBITDA margin broadly consistent year-over-year with product investment and inflation largely offset by cost savings and synergies;
•
Commercial Momentum: Our strategy to focus on our largest customers and highest growth markets is delivering positive results, including year on year revenue growth in those areas and expanding pipeline opportunities;
•
New Product launches and Partnership Momentum: BrightTALK Nurture as a Service, Netline HQL, Studio AI Visibility Audit, GEO topic planner, Demandbase for Demand Marketers and Sherpa for Partner Marketers are just some of the initiatives launched in the first half, broadening the Company's growth opportunities and value proposition;
•
AI Innovation: Expanded AI-enabled offerings with new search and intent intelligence capabilities designed to improve audience engagement, content discovery, and enhanced integrations via our first commercially available MCP;
•
Audience and Membership Growth: Active membership and activity of members continued to grow year on year despite traffic disruption, supported by specialist media brands, editorial relevance, and ongoing focus on distribution and AI visibility;
•
Balance Sheet Strength: Cash and cash equivalents of $45.8 million at period end, with $120.1 million of the Company’s $250 million unsecured five-year revolving credit facility utilized;
•
2026 Growth Guidance Reiterated: The Company continues to target full year growth in Revenue and Adjusted EBITDA, with Adjusted EBITDA guidance of $95.0 million to $100.0 million.

Financial Summary

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
($ in thousands)	2026	2025	% Change	2026	2025	% Change
Revenue
Brand to Demand	$85,866	$87,361	(1.7)%	$161,057	$159,151	1.2%
Intelligence & Advisory	$30,282	$32,582	(7.1)%	$61,139	$64,679	(5.5)%
Total revenue	$116,148	$119,943	(3.2)%	$222,196	$223,830	(0.7)%
Net loss	$(21,735)	$(398,662)	n.m.	$(92,516)	$(922,050)	n.m.
Net loss margin	(18.7)%	(332.4)%	n.m.	(41.6)%	(411.9)%	n.m.
Adjusted EBITDA(1)	$15,053	$17,309	(13.0)%	$22,413	$23,085	(2.9)%
Adjusted EBITDA margin (%)(1)	13.0%	14.4%	(1.5)%	10.1%	10.3%	(0.2)%

(1) Denotes a non-GAAP financial measure. See Non-GAAP Financial Measures below for explanations of these measures and reconciliations to comparable GAAP measures.

Second Quarter and First Half 2026 Financial Results

First half year revenues were $222.2 million, broadly flat (-0.7%) compared to the prior year, reflecting modest year-over-year growth in the first quarter (+2.1%) followed by a modest decline (-3.2%) against the stronger comparative in the second quarter. Q2 revenues were $116.1 million (Q2 2025: $119.9 million). The market backdrop has created some challenges in the month-by-month revenue performance with customers taking longer to make decisions and commit to sales and marketing expenditures. Against this backdrop, we continue to focus on improving our market proposition, investing in our products and services across the product lifecycles, differentiating our offer to customers and positioning the Company to take advantage of any improvement in the market environment. Over the first half-year, revenue in the B2D segment grew by +1.2% year-over-year while the I&A segment reported a decline of -5.5% primarily due to lower consulting revenues.

Net losses in the second quarter narrowed to $21.7 million (net loss margin 18.7%) compared to $398.7 million for the same period in 2025 (net loss margin 332.4%). This included no technical non-cash goodwill impairment in Q2 2026, which was down from $382.2 million in Q2 2025. On a first half basis, net loss improved to $92.5 million (net loss margin 41.6%) compared to $922.1 million (net loss margin 411.9%) in the prior-year period, primarily reflecting a substantially lower non-cash goodwill impairment charge, ongoing realization of merger-related cost synergies, and disciplined cost management.

For the first half, Adjusted EBITDA was broadly flat year-on-year at $22.4 million (H1 2025: $23.1 million). Adjusted EBITDA for the second quarter was $15.1 million, down from $17.3 million for the same period in 2025 reflecting a combination of increased product investment and general cost inflation being partly offset by cost synergies. The Adjusted EBITDA margin remained stable at 10.1% for the first half year compared to 10.3% for the same period in the prior year.

The balance sheet remains strong, with $45.8 million in cash and cash equivalents at the end of the second quarter and with $120.1 million of the Company’s $250 million unsecured five-year revolving credit facility utilized.

Reiterated 2026 Growth Outlook

The Company remains focused on its strategy and continues to target full year growth in Revenue, and Adjusted EBITDA in the range of $95 million and $100 million.

The Company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “forward-looking statements” below. The Company has not reconciled its Adjusted EBITDA outlook to GAAP net income (loss) due to the uncertainty and variability of earnings before net interest, income taxes, depreciation and amortization, as further adjusted to exclude stock-based compensation, other income and expenses such as asset impairment and impairment related to goodwill, costs related to mergers, acquisitions or reduction in forces expenses, and foreign exchange gains or losses, if any, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because the Company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income (loss) is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income (loss). For more information, see “Non-GAAP Financial Measures and Key Business Metrics” below.

Conference Call and Webcast

The Company will discuss these financial results in a conference call and webcast on Thursday, August 6, 2026 at 5:00 PM (Eastern Time) which will include brief remarks by management followed by questions and answers.

Those wishing to participate via the webcast should access the call through Informa TechTarget’s investor relations website at investor.informatechtarget.com. Those wishing to participate via telephone may dial in at 1-877-407-6184 (USA) or 1-201-389-0877 (International).

The webcast replay will be available through Informa TechTarget’s investor relations website.

Contacts
Dan Noreck, Chief Financial Officer	investor@informatechtarget.com
Garrett Mann, Corporate Communications	garrett.mann@informatechtarget.com

About Informa TechTarget

Informa TechTarget informs, influences and connects the world’s technology buyers and sellers, helping accelerate growth from R&D to ROI. With a vast reach of over 220 highly targeted technology-specific digital properties and approximately 59 million permissioned first-party audience members, Informa TechTarget has a unique understanding of and insight into the technology market.

Underpinned by those audiences and their intent data, we offer expert-led, data-driven, and digitally enabled services that deliver significant impact and measurable outcomes to our clients.

Informa TechTarget is headquartered in Boston, MA and has offices in 19 global locations. For more information, visit informatechtarget.com and follow us on LinkedIn

© 2026 TechTarget, Inc. d/b/a Informa TechTarget. All rights reserved. All trademarks are the property of their respective owners.

Non-GAAP Financial Measures and Key Business Metrics

This release and the accompanying tables include a discussion of Adjusted EBITDA, Adjusted EBITDA Margin, Net Loss Margin, Adjusted Free Cash Flow, Free Cash Flow, Net Debt and Segment Operating Income, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with GAAP.

“Adjusted EBITDA” means earnings before net interest, income taxes, depreciation and amortization, as further adjusted to exclude stock-based compensation, other income and expenses such as asset impairment and impairment related to goodwill, costs related to mergers, acquisitions or reduction in forces expenses, and foreign exchange gains or losses, if any. As of the second quarter 2025, we have revised our Adjusted EBITDA calculation to exclude the effects of foreign exchange gains and losses, if any, and we have recast comparative prior period amounts accordingly.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by Revenue.

“Adjusted Free Cash Flow” means the change in net cash provided by (used in) operating activities less capital expenditures, further adjusted to add back restructuring costs (not including stock-based compensation costs), costs related to acquisitions of businesses, net of cash required, and expenses related to acquisition and integration costs.

“Free Cash Flow” means the change in net cash provided by (used in) operating activities less capital expenditures.

“Net Debt” at a period end means cash, cash equivalents and short-term investments less financial debt obligations including related party revolving lines of credit.

“Total Segment Operating Income” means the total income generated from each of the segments less costs attributable to the segments prior to allocating corporate level expenses, interest, and taxes.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definitions of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Free Cash Flow, Free Cash Flow, Net Debt and Segment Operating Income, may not be comparable to the definitions as reported by other companies. We believe that these measures provide relevant and useful information to enable us and investors to compare our operating performance, and financial position in the case of net debt, using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. Adjusted EBITDA is also used in presentations to our Board of Directors. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables, except that full reconciliations of certain forward-looking non-GAAP measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain significant items. These items include, but are not limited to, acquisition and integration costs, amortization of intangible assets, restructuring and other expenses, asset impairment, and the income tax effect of these items. These items are uncertain, depend on various factors, including, but not limited to, our recent acquisition of Former TechTarget and could have a material impact on GAAP reported results for the relevant period.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements”. All statements, other than historical facts, are forward-looking statements, including: statements regarding the expected benefits of the transactions consummated on December 2, 2024 (the “Closing Date”) pursuant to the Agreement and Plan of Merger, dated as of January 10, 2024, among TechTarget Holdings Inc. (formerly known as TechTarget, Inc. (“Former TechTarget”)), Informa TechTarget, Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc. (the “Transactions”), such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; our expectations surrounding the Transactions and our ability to grow our business and bolster our financial position; our expected contractual obligations and capital expenditures; our future results of operations and financial position; industry and business trends; the impact of market conditions and other macroeconomic factors on our business, financial condition and results of operations and guidance for 2026; our future business strategy, plans, market growth and our objectives for future operations; the effectiveness of our restructuring and workforce reduction program; the continued remediation of material weaknesses in our internal control over financial reporting; and our competitive market position within our industry. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” or the negatives of these words or other similar terms or expressions that concern Informa TechTarget’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates, or expectations include, among others: unexpected costs, charges, or expenses resulting from the Transactions; uncertainty regarding the expected financial performance of Informa TechTarget; failure to realize the anticipated benefits of the Transactions, including as a result of integrating the Informa Tech Digital Businesses with the business of Former TechTarget; the ability of Informa TechTarget to implement its business strategy; difficulties and delays in Informa TechTarget achieving revenue and cost synergies; evolving legal, regulatory, and tax regimes; changes in economic, financial, political, and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility such as inflationary pressures and geopolitical tensions including war; natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty and conflicts, and conditions that may result from legislative, regulatory, trade, and policy changes associated with the current or subsequent U.S. administrations; Informa TechTarget’s ability to meet expectations regarding the accounting and tax treatments of the Transactions; market acceptance of Informa TechTarget’s products and services; the impact of pandemics and future health epidemics and any related economic downturns on Informa TechTarget and the markets in which it and its customers operate; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy and artificial intelligence laws, rules, and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, tariffs and trade disputes, rising inflation and interest rate fluctuations on the operating results of Informa TechTarget; and other matters included in Risk Factors of Informa TechTarget’s Form 10-K for fiscal year 2025 (filed with the United States Securities and Exchange Commission (the “SEC”) on March 11, 2026) and other documents filed by Informa TechTarget from time to time with the SEC. This summary of risks and uncertainties should not be considered to be a complete statement of all potential risks and uncertainties that may affect Informa TechTarget. Other factors may affect the accuracy and reliability of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes. Actual performance and outcomes, including, without limitation, Informa TechTarget’s actual results of operations, financial condition and liquidity, may differ materially from those made in or suggested by the forward-looking statements contained in this press release.

Any forward-looking statements speak only as of the date of this press release. None of Informa TechTarget, its affiliates, advisors or representatives, undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

TechTarget, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$45,820	$40,626
Accounts receivable, net of allowance for credit losses of $1,378 and $1,168 respectively	70,785	83,819
Related party receivables	1,359	4,019
Prepaid taxes	11,450	11,329
Prepaid expenses and other current assets	14,746	15,592
Total current assets	144,160	155,385
Non-current assets:
Property and equipment, net	2,717	2,299
Goodwill	1,094	45,550
Intangible assets, net	684,517	725,525
Operating lease right-of-use assets	16,016	3,178
Deferred tax assets	3,364	3,360
Other non-current assets	1,575	2,011
Total non-current assets	709,283	781,923
Total assets	$853,443	$937,308
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,006	$21,160
Related party payables	5,051	5,671
Contract liabilities	62,522	50,526
Operating lease liabilities	2,434	3,112
Accrued expenses and other current liabilities	15,300	22,572
Accrued compensation expenses	17,672	19,037
Income taxes payable	3,662	4,349
Contingent consideration	710	190
Total current liabilities	125,357	126,617
Non-current liabilities:
Operating lease liabilities	9,136	1,426
Other liabilities	6,269	6,008
Related party long-term debt	120,091	106,714
Deferred tax liabilities	85,219	100,664
Contingent consideration	515	1,260
Total non-current liabilities	221,230	216,072
Total liabilities	$346,587	$342,689
Stockholders’ equity:
Common stock, $0.001 par value; 250,000,000 shares authorized; 72,346,562 shares issued and 72,328,574 shares outstanding at June 30, 2026; 72,308,235 shares issued and 72,291,454 shares outstanding at December 31, 2025	72	72
Treasury stock, at cost; 17,988 and 16,781 shares at June 30, 2026 and December 31, 2025, respectively	(715)	(689)
Additional paid-in capital	1,652,387	1,647,840
Accumulated deficit	(1,176,759)	(1,084,243)
Accumulated other comprehensive income	31,871	31,639
Total stockholders’ equity	506,856	594,619
Total liabilities and stockholders’ equity	$853,443	$937,308

TechTarget, Inc.

Unaudited Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenues[1]	$116,148	$119,943	$222,196	$223,830
Cost of revenues[1,2]	(51,665)	(51,164)	(99,691)	(95,324)
Gross profit	64,483	68,779	122,505	128,506
Operating expenses:
Selling and marketing[2]	29,672	37,063	63,099	70,373
General and administrative[1,2]	21,899	18,921	40,729	43,205
Product development[2]	3,356	2,596	7,019	5,385
Depreciation	419	531	1,133	1,063
Amortization, excluding amortization of $3,206, $2,950, $6,322, and $5,423 included in cost of revenues	22,619	22,898	44,556	46,186
Impairment of goodwill	—	382,248	45,006	841,348
Restructuring expense (income)	73	—	(382)	—
Acquisition and integration costs[1]	8,526	14,811	24,348	24,139
Remeasurement of contingent consideration	—	—	36	—
Total operating expenses	86,564	479,068	225,544	1,031,699
Operating loss	(22,081)	(410,289)	(103,039)	(903,193)
Related party interest expense	(2,166)	(2,815)	(4,300)	(4,628)
Interest income	51	62	103	888
Other income (expense), net	451	(5,222)	1,351	(8,316)
Loss before provision for income taxes	(23,745)	(418,264)	(105,885)	(915,249)
Income tax benefit (provision)	2,010	19,602	13,369	(6,801)
Net loss	$(21,735)	$(398,662)	$(92,516)	$(922,050)
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	1,651	6,768	232	10,758
Total comprehensive loss	$(20,084)	$(391,894)	$(92,284)	$(911,292)
Net loss per common share:
Basic	(0.30)	(5.58)	(1.28)	(12.90)
Diluted	(0.30)	(5.58)	(1.28)	(12.90)
Weighted average common shares outstanding:
Basic	72,308,647	71,487,725	72,301,012	71,476,670
Diluted	72,308,647	71,487,725	72,301,012	71,476,670

(1) Amounts include related party transactions as follows(a):
Revenues	$45	$347	$107	571
Cost of revenues	5	323	15	600
General and administrative	5,406	4,917	11,179	10,294
Acquisition and integration costs	969	5,126	1,960	5,353
Other income (expense), net	1,775	—	1,775	—

(2) Amounts include stock-based compensation expense as follows:
Cost of revenues	$293	$426	$594	$734
Selling and marketing	1,391	2,776	2,722	5,533
General and administrative	484	773	878	1,484
Product development	122	185	239	368

TechTarget, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended
	June 30,
	2026	2025
Operating Activities:
Net loss	$(92,516)	$(922,050)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	1,133	1,063
Amortization	50,878	51,609
Allowance for credit losses	438	965
Operating lease expense	2,182	2,520
Stock-based compensation	4,433	8,119
Deferred tax provision	(15,445)	(24,302)
Impairment of goodwill	45,006	841,348
Fair value adjustment to debt	—	1,323
Gain on sale of intangible assets to related party	(1,775)	—
Loss on disposal of intangibles	899	—
Loss on disposal of property, plant and equipment	461	5
Net foreign exchange (gain)/loss	(848)	7,849
Remeasurement of contingent consideration	36	—
Other	—	(333)
Changes in operating assets and liabilities (net of the impact of acquisitions):
Accounts receivable	12,399	1,567
Prepaid expenses and other current assets	(1,038)	(1,227)
Related party receivables	2,659	(3,855)
Accounts payable	(3,148)	(602)
Income taxes payable	(639)	29,466
Accrued expenses and other current liabilities	(7,277)	(7,784)
Accrued compensation expenses	(1,290)	2,433
Operating lease assets and liabilities with right of use	(5,846)	(2,994)
Contract liabilities	11,887	15,152
Contingent consideration	(43)	—
Other assets (liabilities)	239	257
Related party payables	514	13,177
Net cash provided by operating activities	3,299	13,706
Investing activities:
Purchases of property and equipment, and other capitalized assets	(2,068)	(81)
Purchases of intangible assets	(9,333)	(8,488)
Purchase of investments	—	(291)
Sale of assets to related party	1,775	—
Acquisitions of businesses, net of acquired cash	(1,536)	—
Sale of investments	—	76,795
Net cash provided by (used in) investing activities	(11,162)	67,935
Financing activities:
Tax withholdings related to net share settlements	(26)	—
Proceeds from related party long term debt	13,377	135,000
Contingent consideration settlement	(246)	—
Proceeds from sale of common stock under employee stock purchase program	114	—
Repayment of related party long term debt	—	(15,000)
Repayment of convertible notes	—	(417,033)
Net cash provided by (used in) financing activities	13,219	(297,033)
Effect of exchange rate changes on cash and cash equivalents	(162)	1,141
Net increase (decrease) in cash and cash equivalents	5,194	(214,251)
Cash and cash equivalents at December 31	40,626	275,983
Cash and cash equivalents at June 30	$45,820	$61,732
Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$2,154	$817
Cash paid for interest on related party long term debt	$3,934	$4,376

TechTarget, Inc.

Reconciliation of Net Loss to Adjusted EBITDA and Net Loss Margin to Adjusted EBITDA Margin

($ in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025

Revenues	$116,148	$119,943	$222,196	$223,830
Net loss	$(21,735)	$(398,662)	$(92,516)	$(922,050)
Interest (income) expense, net	2,166	2,745	4,267	3,775
Provision (benefit) for income taxes	(2,010)	(19,602)	(13,369)	6,801
Depreciation	419	531	1,133	1,063
Amortization	25,825	25,848	50,878	51,609
EBITDA	$4,665	$(389,140)	$(49,607)	$(858,802)
Stock-based compensation	2,290	4,160	4,433	8,119
Other (income) expense, net	(501)	5,230	(1,421)	8,281
Impairment of goodwill	—	382,248	45,006	841,348
Restructuring Costs	73	—	(382)	—
Acquisition and integration costs	8,526	14,811	24,348	24,139
Remeasurement of contingent consideration	—	—	36	—
Adjusted EBITDA	$15,053	$17,309	$22,413	$23,085
Net loss margin	(18.7)%	(332.4)%	(41.6)%	(411.9)%
Adjusted EBITDA margin	13.0%	14.4%	10.1%	10.3%

TechTarget, Inc.

Reconciliation of Net cash provided by (used in) operating activities to Free Cash Flow and Adjusted Free Cash Flow

($ in thousands)

	For the Six Months Ended June 30,
	2026	2025

Net cash provided by operating activities	$3,299	$13,706
Purchases of property and equipment, and other capitalized assets	(2,068)	(81)
Purchases of intangible assets	(9,333)	(8,488)
Free Cash Flow	(8,102)	5,137
Restructuring costs	2,177	—
Acquisition and integration costs	24,348	24,139
Acquisitions of business, net of acquired cash	1,536	—
Adjusted Free Cash Flow	$19,959	$29,276

TechTarget, Inc.

Segment Information

($ in thousands)

	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025			Six Months Ended June 30, 2026			Six Months Ended June 30, 2025
	Brand to Demand	Intelligence & Advisory	Total Segments	Brand to Demand	Intelligence & Advisory	Total Segments	Brand to Demand	Intelligence & Advisory	Total Segments	Brand to Demand	Intelligence & Advisory	Total Segments
Revenue	$85,866	$30,282	$116,148	$87,361	$32,582	$119,943	$161,057	$61,139	$222,196	$159,151	$64,679	$223,830
Direct expenses (1)	(16,268)	(2,806)	(19,074)	(16,249)	(2,721)	(18,970)	(29,980)	(4,746)	(34,726)	(28,061)	(5,740)	(33,801)
Indirect expenses (2)	(28,205)	(19,736)	(47,941)	(30,416)	(20,348)	(50,764)	(56,148)	(38,998)	(95,146)	(62,329)	(40,363)	(102,692)
Segment operating income	$41,393	$7,740	$49,133	$40,696	$9,513	$50,209	$74,929	$17,395	$92,324	$68,761	$18,576	$87,337
Unallocated expenses:
Unallocated direct expenses (3)			(4,739)			(4,825)			(7,762)			(5,904)
Unallocated indirect expenses (4)			(31,968)			(32,742)			(67,809)			(67,485)
Depreciation			(337)			(301)			(975)			(600)
Amortization			(25,571)			(25,571)			(49,809)			(51,054)
Impairment of goodwill			—			(382,248)			(45,006)			(841,348)
Restructuring costs			(73)			—			382			—
Acquisition and integration costs			(8,526)			(14,811)			(24,348)			(24,139)
Remeasurement of contingent consideration			—			—			(36)			—
Reported operating loss			$(22,081)			$(410,289)			$(103,039)			$(903,193)

	Three Months Ended March 31, 2025			Three Months Ended September 30, 2025			Three Months Ended December 31, 2025
	Brand to Demand	Intelligence & Advisory	Total Segments	Brand to Demand	Intelligence & Advisory	Total Segments	Brand to Demand	Intelligence & Advisory	Total Segments
Revenue	$71,790	$32,097	$103,887	$91,499	$30,787	$122,286	$100,498	$40,177	$140,675
Direct expenses (1)	(11,812)	(3,019)	(14,831)	(13,456)	(2,407)	(15,863)	(19,146)	(8,072)	(27,218)
Indirect expenses (2)	(31,913)	(20,015)	(51,928)	(34,486)	(19,588)	(54,074)	(25,444)	(16,475)	(41,919)
Segment operating income	$28,065	$9,063	$37,128	$43,557	$8,792	$52,349	$55,908	$15,630	$71,538
Unallocated expenses:
Unallocated direct expenses (3)			(1,079)			(3,018)			(3,314)
Unallocated indirect expenses (4)			(34,743)			(30,466)			(29,990)
Depreciation			(299)			(304)			(562)
Amortization			(25,483)			(25,547)			(25,188)
Impairment of goodwill			(459,100)			(80,252)			(9,900)
Restructuring costs			—			(12,412)			(2,243)
Acquisition and integration costs			(9,328)			(8,204)			(14,221)
Remeasurement of contingent consideration			—			—			(925)
Reported operating loss			$(492,904)			$(107,854)			$(14,805)

1 Direct expenses in both operating segments represent costs directly incurred in generating revenues, including editorial and consulting costs, third-party and advertising spend, freelance contractor expenses, website hosting and other direct IT costs, sales commissions, event and venue expenses, directly attributable travel and related costs, and bad debt provisions.

2 Indirect expenses in both operating segments reflect costs not directly attributable to revenue generation. These consist primarily of salaries and other personnel-related costs, office and facility expenses and related overheads, accounting, legal and other professional fees, product development expenditure, and amortization and depreciation attributable to the segments.

3 Unallocated Direct expenses include selected marketing and promotional costs, commissions, travel and entertainment expenses, bad debt provisions, and other similar items that are not attributable to individual operating segments. Accordingly, these expenses are excluded from the assessment of segment performance.

4 Unallocated Indirect expenses primarily include personnel and related costs of central functions, facility and related overhead expenses, and accounting, legal, and other professional fees. These costs are not considered in assessing operating segment performance.